Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	Edward J. Lipkus III
	Financial Corporation	Executive Vice President and Chief
Financial Officer
First Commonwealth Financial Corporation
DATE:	October 29, 2007	724-349-7220

T. Michael Price Hired as President of First Commonwealth Bank

Mr. Price joins First Commonwealth from National City, where he served as Chief Executive

Officer of National City’s Cincinnati and Northern Kentucky market

Indiana, PA., (October 29, 2007) — First Commonwealth Financial Corporation (NYSE:FCF) today announced the hiring of T. Michael Price as President of First Commonwealth Bank. Mr. Price will officially assume the role on November 13, 2007 and will oversee all bank functions. First Commonwealth’s branch network, retail and commercial lending area, wealth management group, bank operations, and product development and marketing team will all report to Mr. Price.

John J. Dolan, President & CEO of First Commonwealth Financial Corporation, noted, “The addition of Mike Price as President of First Commonwealth Bank is a key step in positioning our organization to meet and exceed our growth objectives. Mike brings with him a distinguished record of accomplishment in creating and sustaining highly effective sales organizations. In addition to his more than 20 years of management experience in the financial services industry, Mike’s expertise in the small business banking segment will be a tremendous asset to First Commonwealth.”

In accepting the position as President of First Commonwealth Bank, Mr. Price stated, “I am excited to come home to western Pennsylvania and get involved in the business community at the grass roots level. First Commonwealth presents a significant opportunity to make a difference for its clients, shareholders, employees, and the communities it serves.”

**MORE**

Prior to joining First Commonwealth, Mr. Price served as Chief Executive Officer for National City in the Cincinnati and Northern Kentucky market. Under Mr. Price’s leadership, the Cincinnati and Northern Kentucky market ranked second of 18 in National City’s 2007 Sales Champion competition. Mr. Price served on National City’s Retail Leadership Board, which establishes the strategic course for the company’s retail business. Mr. Price was also instrumental in developing and implementing the small business banking model that National City currently utilizes.

In addition to his many professional accomplishments, Mr. Price is actively involved in numerous community organizations in the Cincinnati area. He is a member of the United Way Board and is Chairman of the $65 million United Way Campaign for 2008. Mr. Price also serves on the boards of Tri-Health Hospital; Northern Kentucky Vision 2015; the Cincinnati Business Committee, the Cincinnati Opera, Dan Beard Council Boy Scouts of America; and the Holocaust & Humanity Center of Hebrew Union College.

Mr. Price chaired the 2006 Cincinnati Catholic Inner City Schools Campaign, the 2006 Cincinnati Fine Arts Fund Corporate Campaign, and the 2006 Cincinnati Freestore/Foodbank Corporate Capital Campaign. He is also active in a variety of capacities in The Church of Jesus Christ of Latter-day Saints.

Mr. Price graduated from Westmont Hilltop High School in Johnstown, PA and attended Penn State University. Mr. Price received his BS in Finance from the University of Utah, and he earned his MBA from Cleveland State University.

Mike Price and his wife, Heather, plan to reside in Johnstown, PA with their five daughters.

In accordance with New York Stock Exchange (NYSE) Rules, First Commonwealth will issue to Mr. Price an inducement award consisting of 35,000 shares of restricted stock. The restricted stock will vest ratably in three installments on each of the first three anniversaries of Mr. Price’s employment. The terms of the award were approved by the Executive Compensation Committee of First Commonwealth’s Board of Directors as an employee inducement award under NYSE rules.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.7 billion bank holding company headquartered in Indiana, Pennsylvania . It operates 111 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

**MORE**

Forward-Looking Statements

This release may contain forward-looking statements regarding First Commonwealth’s future plans, strategies, expectations and financial performance. These statements are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include, among other things, adverse change in the economy or business conditions, increases in defaults by borrowers and other delinquencies, fluctuations in interest rates, changes in legislative or regulatory requirements, and other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on
Form 10-K.

####